UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 28, 2006

WIRELESS FACILITIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27231	13-3818604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4810 Eastgate Mall

San Diego, CA 92121

(Address of Principal Executive Offices) (Zip Code)

(858) 228-2000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02   Results of Operations and Financial Condition.

On January 3, 2007, Wireless Facilities, Inc. (the “Company”) issued a press release that included certain information regarding the Company’s results of operations and financial condition for the fiscal periods ended December 31, 2006.  A copy of that press release is filed herewith as Exhibit 99.1 and incorporated herein by this reference.

Item 2.06   Material Impairments

On December 28, 2006, the Board of Directors of the Company approved a plan to divest portions of the Company’s business where critical mass has not been achieved.  This plan involves the divestiture of the Company’s EMEA operations and its remaining South American operations.  The Company currently expects the sale of EMEA will generate a gain which will not be recorded until the transaction is consummated, which is expected to occur in the first quarter of 2007.  The Company currently expects to record an impairment charge of approximately $3 to $5 million to reduce the current carrying value of the South American operations to their estimated fair value based upon current indications of interest.  The Company does not currently anticipate that the impairment charges will result in any material net future cash expenditures.  A copy of the press release announcing the planned divestitures and corresponding impairments is filed herewith as Exhibit 99.1 and incorporated herein by this reference.

Item 5.02   Departure of Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2006, the Board of Directors of the Company approved the acceleration of vesting of all unvested options issued prior to June 30, 2006 to purchase shares of common stock of the Company that are held by employees and directors. The acceleration is effective as of December 29, 2006, provided that holders of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, will be given the election to decline the acceleration of an option if such acceleration would have the effect of changing the status of such option for federal income tax purposes from an incentive stock option to a non-qualified stock option.  Options to purchase approximately 2.1 million shares of common stock will be subject to this acceleration.  The number of shares subject to the accelerated options will remain unchanged.

The acceleration of these options was undertaken to eliminate the future compensation expense that the Company would otherwise recognize in its consolidated statement of operations with respect to these options under the Statement of Financial Accounting Standards No. 123R “Share-Based Payment”, issued by the Financial Accounting Standards Board (“FAS 123R”).  Assuming that no holders of incentive stock options elect to decline the acceleration, the future expense that is eliminated as a result of the acceleration of the vesting of these options is approximately $7.5 million (of which approximately $1.4 million is attributable to options held by executive officers).  The Company will report the avoided future expense in its fourth quarter fiscal 2006 financial statements.

The Company expects no negative financial impact will result from either the acceleration of these options.  Further, because these options have exercise prices in excess of current market values (are “underwater”), they are not achieving their original objectives of incentive compensation and employee retention. The Company believes that the acceleration and repricing of these underwater options may have a positive effect on employee morale and retention.

The option acceleration is further described in the press release issued by the Company on January 3, 2007, a copy of which is filed herewith as Exhibit 99.1 and incorporated herein by this reference.  The table attached as Exhibit 99.2 summarizes the outstanding options held by executive officers subject to accelerated vesting.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

99.1                           Press Release of Wireless Facilities, Inc. issued on January 3, 2007.

99.2                           Summary of Options Held by Executive Officers Subject to Acceleration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRELESS FACILITIES, INC.

Date: January 5, 2007	/s/ DEANNA H. LUND
Deanna H. Lund
Senior Vice President, Chief Financial Officer and Chief
Accounting Officer